Exhibit 10.25

Execution Copy

BOARD RETENTION AND CONSULTING AGREEMENT

          THIS BOARD RETENTION AND CONSULTING AGREEMENT (the “Agreement”) is made as of August 28, 2006, by and among Mobile Storage Group, Inc., a Delaware corporation (the “Company”) with an office at 7590 North Glenoaks Boulevard, Burbank, CA 91504, MSG WC Holdings Corp., a Delaware corporation (“Parent”) with an office at c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, NY 10022 and Jim Martell, an individual residing at 314 Ringling Pointe Drive, Sarasota, FL 34234 (the “Consultant”).

          WHEREAS, the parties wish to set forth the terms and conditions upon which the Company will retain the Consultant.

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

          1. Term of Retention; Services.

                     (a) The Company hereby retains the Consultant, and the Consultant hereby accepts such retention as a consultant of the Company, upon the terms set forth in this Agreement. The term of retention of the Consultant (the “Term”) will be effective on the date hereof and will end on the second anniversary of the date hereof (the “Expiration Date”), unless extended pursuant to the next sentence of this Section l(a) or earlier terminated pursuant to Section 5 hereof. The Term shall automatically extend for successive twelve (12) month periods commencing on the Expiration Date and each subsequent anniversary thereof unless either party gives written notice to the other party of an intention not to extend the Term no less than three (3) months prior to the Expiration Date or subsequent anniversary thereof.

                     (b) During the Term, the Consultant shall serve as a consultant to the Company, as a member of the Board of Directors of Parent (the “Board”), and as a member of the Executive Committee of the Board, with commensurate title, duties, responsibility and status. In his capacity as a consultant hereunder, the Consultant shall report to the Board.

          2. Extent of Services: Authority.

                     (a) During the Term, the Consultant shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Company and its subsidiaries. The Company acknowledges that the Consultant may secure full-time employment with other persons; provided that such employment does not otherwise violate the terms hereof.

                     (b) The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides services hereunder, and that in performing services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with Parent, the Company, or any subsidiary of the Company. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Quarterly Fees (as defined below).

                    (c) The Consultant represents and warrants to the Company and to Parent (i) that he is able to enter into this Agreement, that his ability to enter into this Agreement and to fully perform his duties are not limited to or restricted by any agreements, understandings instruments, orders, judgments or decrees to which the Consultant is a party or by which he is bound, (ii) the Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person that would in any way limit his ability to perform his duties hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Consultant, enforceable in accordance with its terms, in each case except as set forth on Exhibit A hereto. The Company and Parent likewise represent and warrant that upon the execution and delivery of this Agreement by the Company and Parent, this Agreement shall be the valid and binding obligation of Company and Parent, enforceable in accordance with its terms. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

          3. Quarterly Fees. During the Term, the Company shall pay the Consultant a quarterly consulting fee of $12,500 (a “Quarterly Fee”), which shall be payable on the last day of each fiscal quarter during the Term; provided that (i) if the Consultant is engaged hereunder during a fiscal quarter for less than all of that fiscal quarter, the Quarterly Fee payable hereunder shall be pro-rated based on the actual number of days the Consultant was engaged hereunder, and (ii) the Quarterly Fee shall be reduced in any fiscal quarter by the amount of any fees paid during such fiscal quarter to the Consultant by the Company or Parent as consideration for his services as a director of Parent or member of the Executive Committee of the Board.

          4. Reimbursement of Business Expenses. During the Term, the Company shall reimburse the Consultant for all reasonable and necessary out-of-pocket costs incurred or paid by the Consultant in connection with, or related to, the performance of his services, duties and responsibilities under this Agreement, in accordance with reasonable Company policies in effect from time to time and subject to presentation by the Consultant of documentation, expense statements, vouchers, and/or such other supporting information as the Company may request.

          5. Termination. The Term may be terminated by either the Company or the Consultant for any reason (and upon such termination the Consultant shall resign as a member of the Board and as a member of the Executive Committee of the Board) at any time during the Term with 60 days’ prior written notice of such termination to the other party; provided that, in any event, the Term shall automatically terminate (i) at such time as the Consultant no longer serves as a member of the Board for any reason or (ii) upon consummation of a Sale of the Company (as defined in the Stockholders Agreement, dated as of August 1, 2006, by and among MSG WC Holdings Corp. and the stockholders party thereto, as such agreement may be amended or otherwise modified from time to time). In the event that the Consultant’s retention shall be terminated (a “Retention Termination”) for any reason by the Company or the Consultant or otherwise (including expiration hereof) (the date such Retention Termination occurs, being referred to herein as the “Retention Termination Date”), the Company shall have no further obligations hereunder. Except as otherwise specifically agreed in writing by the parties hereto, the termination of the Term or of this Agreement shall not relieve any of the parties hereto of any obligation arising under this Agreement prior to termination. For the avoidance of doubt, any termination by either party upon 60 days’ written notice as contemplated above, or any non-renewal of the Term under Section 1(a) by either party, shall not be considered a breach by such party of the terms of this Agreement.

          6. Non-Competition. The Consultant agrees that during the Consultant’s retention with the Company and its Affiliates, including the Term, and during the Restricted Period the Consultant shall not, without the express prior written consent of the Board, directly or indirectly, whether for his own account or for the account of any other person, Engage in a Restricted Business that (i) is, either in whole or in part, doing business within one-hundred (100) miles of any location at which the Company or any of its subsidiaries is actually conducting or, to the knowledge of the Consultant based on the knowledge he would reasonably be expected to have acquired in the ordinary course of performance of the Consultant’s duties, was actively contemplating conducting business as of the Retention Termination Date or (ii) provides Restricted Services to any person who on the Retention Termination Date is a current or prospective customer of the Company or any of its subsidiaries or was a customer during the twelve (12)-month period preceding the Retention Termination Date. As used herein, “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such person.

                    For purposes of this Agreement:

                              (i) “Engaging in a Restricted Business” means engaging in (whether such engagement be as an individual, officer, director, employee, proprietor, consultant, partner, member, manager or investor) any business or operations which primarily involves the provision of Restricted Services unless solely as a holder of less than five percent (5%) of the outstanding capital stock of an entity whose shares are publicly traded on a national securities exchange or through a national market system, “Engaging in a Restricted Business” shall not include: (1) the acquisition, sale, development, ownership, management or operation of any real property, whether commercial or residential, or (2) any of the Consultant’s activities undertaken in connection with his service as a consultant to, or as a member of the board of directors of, each of the companies listed on Exhibit A attached hereto.

                               (ii) “Restricted Services” means acquiring, marketing, leasing, renting or selling containers, containerized offices, storage trailers, ground level office units and accommodation units.

                               (iii) “Restricted Period” means one (1) year from the Retention Termination Date.

          7. Non-Solicitation and Non-Disparagement.

                    (a) During the Consultant’s retention with the Company and its Affiliates, including the Term, and during the Restricted Period, the Consultant shall not, without the express prior written consent of the Board, directly or indirectly, whether for his own benefit or for the benefit of any person (other than the Company or any Affiliate of the Company), (i) hire, offer to hire, divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), any person who is an officer or employee of the Company or any of its subsidiaries to accept employment with a third party or engage in a Solicitation with respect to any person who is, or was, at any time within twelve (12) months prior to the Solicitation, an officer, employee, agent or consultant of the Company or any of its subsidiaries; or (ii) engage in a Solicitation with respect to (1) any actual or prospective customer of the Company or any of its subsidiaries to become a customer of any third party Engaged in a Restricted Business, or (2) any customer or supplier to cease doing business with the Company or any of its subsidiaries. For purposes hereof a “prospective customer” of the Company or any of its subsidiaries is any potential customer as to which the Company or any of its subsidiaries has (A) held negotiations or actually solicited with respect to a business relationship that has been reduced to “writing”, electronic or otherwise (i.e., a proposal, term sheet, memorandum of understanding, letter of intent, proposed contract), or (B) identified as a prospective client in any budget, business plan, strategic plan or other internal planning document.

                    (b) Neither the Company and its subsidiaries, on the one hand, nor the Consultant, on the other hand, shall make any negative or disparaging statements or communications regarding the other party.

          8. Confidential Information. Under no circumstances and at no time, during or after the Retention Termination Date, shall the Consultant in any manner, whether directly or indirectly, use for his own benefit or the benefit of any other person, nor disclose, divulge, render or offer, any knowledge or information with respect to the confidential affairs or plans, trade secrets, know-how or any other information that the Company or its subsidiaries has treated or could reasonably be expected to treat as confidential, proprietary or sensitive information in respect of the conduct or details of the business of the Company or any subsidiary thereof (“Confidential Information”), except on behalf of the Company and its subsidiaries in the course of the proper performance of his duties hereunder. The Consultant acknowledges and agrees that any and all such Confidential Information will be received and held by him in a confidential capacity, and that disclosure of such Confidential Information would pose a direct threat to the Company and its subsidiaries in the hands of its competitors. For purposes of this Section 8, the term “Confidential Information” shall not include any information which is generally available to the public other than as a result of a disclosure by the Consultant. Upon the Retention Termination Date, or at any time upon the request of the Company, the Consultant (or his heirs or personal representatives) shall deliver to the Company all documents and materials containing Confidential Information, and all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of the Consultant (or his heirs or personal representatives).

          9. Acknowledgement and Enforcement.

                    (a) The parties expressly agree that the restrictions and duration of the obligations set forth in Sections 6 through 8 of this Agreement (i) are reasonable and no broader than necessary to protect the legitimate business interests of the Company and the goodwill thereof, (ii) do not and will not impose an unreasonable burden upon the Consultant and (iii) are a significant element of the consideration hereunder. Because Consultant’s services are unique and because the Consultant has access to Confidential Information, the parties hereto agree that the Company would suffer irreparable harm from a breach of Sections 6, 7, or 8 by the Consultant and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

                     (b) In the event that, notwithstanding the foregoing, any of the provisions of Sections 6 through 8 shall be declared by an arbitration or a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though said invalid or unenforceable provisions had not been included therein. In the event that any provision of Sections 6 through 8 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

                     (c) Each of the parties hereto intends that the covenants of Section 6 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within any geographical area in the restricted territory, and one for each month of the time periods covered by such covenants.

          10. Corporate Opportunity. While the Consultant is retained by the Company, the Consultant shall disclose to the Board all business, commercial and investment opportunities or offers presented to the Consultant or of which the Consultant otherwise becomes aware at any time during the Consultant’s retention by the Company which relate to or involve any entity or business engaged in: (a) acquiring, marketing, leasing, renting or selling containers, containerized offices, storage trailers, ground level office units and accommodation units; or (b) any other business that the Company could reasonably be expected to pursue in the future based on the Consultant’s knowledge of the Company’s operations and the industry in which it operates. Nothing herein shall require the Consultant to violate any confidentiality or other obligation that the Consultant owes to any third party.

          11. Property of Company. The Consultant acknowledges that from time to time in the course of providing services pursuant to his retention, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and the Consultant hereby agrees that such property shall remain the exclusive property of the Company and the Consultant shall have no right or proprietary interest in such property, whether tangible or intangible including the customer and supplier lists, contract forms, books of account, computer programs and similar property of the Company.

          12. Payments on Behalf of the Consultant. The Company and its subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its subsidiaries to the Consultant any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Consultant’s compensation or other payments from the Company or any of its subsidiaries or the Consultant’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its subsidiaries does not make such deductions or withholdings, the Consultant shall indemnify the Company and its subsidiaries for any amounts paid to satisfy such Taxes, excluding any interest, penalties and related expenses related to the Company’s failure to withhold such Taxes.

          13. Consultant’s Cooperation. While the Consultant is retained by the Company and after the Retention Termination Date, the Consultant shall cooperate with the Company and its subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including the Consultant being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Consultant’s possession, all at times and on schedules that are reasonably consistent with the Consultant’s other permitted activities and commitments). In the event the Company requires the Consultant’s cooperation in accordance with this Section 13 after the Retention Termination Date, the Company shall compensate the Consultant for his time at a reasonable rate to be determined by the Board, as well as reimburse the Consultant for reasonable travel expenses (including lodging and meals) upon submission of receipts and shall not unreasonably interfere with the Consultant’s schedule in any such request.

          14. Submission To Arbitration. All disputes, claims, or controversies arising out of or relating to this Agreement or otherwise relating to the retention of the Consultant or the negotiation, validity, performance or breach hereof, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor. The arbitration shall be held in New York, New York, before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. except to the extent specifically modified herein, which modification shall only be effective to the extent permitted by JAMS/Endispute, Inc.’s applicable rules and regulations. The parties covenant and agree that the arbitration shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within ninety (90) days of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. With respect to any claim for damages resulting from the breach of any of the provisions of this Agreement, the arbitrator shall not have power to award damages in excess of actual compensatory and incidental damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages, unless such irrevocable waiver is otherwise prohibited by law. The parties covenant and agree that they will participate in the arbitration in good faith. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 14 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose, in its sole judgment, of avoiding irreparable harm or maintaining the status quo. The provisions of this Section 14 shall be enforceable in any court of competent jurisdiction.

          Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS/Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity, performance or breach hereof, and further irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the state of New York for the purposes of enforcing this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute, Inc. or the courts of the state of New York, as the case may be, based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. or an action before a court in the state of New York, as the case may be, has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his/her submission to jurisdiction and its or his/her consent to service of process by mail is made for the express benefit of the other parties hereto.

          15. Put/Call Rights.

                    (a) Consultant Put Right. At any time during the period beginning on the Retention Termination Date and ending on the 30th day following the Retention Termination Date (the “Put Period”), the Consultant may elect to sell to Parent (a) all or part of the 159.29 shares of common stock, par value $0.01 per share of Parent (the “Common Stock”) purchased by the Consultant on the date hereof (the “Investment Shares”) and/or (b) all or part of the Option Shares (as defined below), in each case, on the terms described in Section 15(c) below (the “Put Right”).

                    (b) Parent Call Right. At any time during the period beginning on the Retention Termination Date and ending on the 45th day following the Retention Termination Date (the “Call Period”), Parent may elect to buy from the Consultant (a) all or part of the Investment Shares and/or (b) all or part of the Option Shares, in each case, on the terms described in Section 15(c) below (the “Call Right”); provided, that to the extent Parent elects to purchase less than all of the Consultant’s Investment Shares or Option Shares, Parent must purchase the same percentage of the Consultant’s Investment Shares as Option Shares.

                    (c) Put/Call Procedures. The Put Right and Call Right described in Sections 15(a) and 15(b) shall be subject to the following terms:

                              (i) The Person entitled to exercise the Put Right or Call Right pursuant to Sections 15(a) or 15(b), as the case may be, may exercise such rights by delivery of written notice (a “Put/Call Exercise Notice”) to the Parent or the Consultant, as applicable, no later than 5:00 pm (Eastern Standard Time) on the last day of the Put Period or the Call Period, as the case may be.

                              (ii) The purchase and sale of the Shares pursuant to this Section 15 shall be consummated at Parent’s executive offices within 90 days after the Put/Call Exercise Notice is given. At the closing of such purchase and sale, the Consultant shall sell, assign, transfer and deliver the Shares to Parent (free and clear of any liens or encumbrances) against payment by Parent of the Put/Call Price in accordance with Section 15(c)(iii) below, and Parent and the Consultant shall execute and deliver a transfer agreement containing customary representations and warranties from the Consultant regarding the sale of the Shares (including, without limitation, representations and warranties regarding good title to such Shares, free and clear of any liens or encumbrances).

                              (iii) The purchase price payable for the Shares to be acquired pursuant to this Section 15 (the “Put/Call Price”) shall be determined as of the date of exercise of the Put Right or Call Right, as applicable, and shall be paid by wire transfer of immediately available funds to an account specified by the Consultant and shall equal:

(A)

in the case of exercise of the Put Right, an amount equal to the lower of (x) the aggregate purchase price paid by the Consultant for the Shares being sold by the Consultant pursuant to this Section 15 or (y) the aggregate Fair Market Value of the number of Shares being sold by the Consultant pursuant to this Section 15; and

(B)

in the case of exercise of the Call Right, an amount equal to the higher of (x) the aggregate purchase price paid by the Consultant for the Shares being sold by the Consultant pursuant to this Section 15 or (y) the aggregate Fair Market Value of the number of Shares being sold by the Consultant pursuant to this Section 15;

provided that, to the extent such payment as described above is not permitted by Parent’s or its subsidiaries’ debt arrangements, Parent covenants to use commercially reasonable efforts to pay the Put/Call Price as soon as payment is permitted pursuant to Parent’s and its subsidiaries’ debt arrangements, however, Parent shall be under no obligation to attempt to shorten any prohibition period under such debt arrangement or obtain any waiver or consent of such debt arrangement to expedite such payment. Furthermore, to the extent Parent acquires any Option Shares pursuant to this Section 15 that underly Options that have not been exercised, the Option (or portion thereof) related to such repurchased Option Shares shall terminate and be of no further force or effect.

Notwithstanding anything to the contrary set forth herein, Parent has the right to assign its rights or delegate its duties under this Section 15.

                    (d) For purposes of this Section 15:

                              (i) “Option Shares” has the meaning ascribed to such term in the Stock Option Grant Agreement.

                              (ii) “Option” has the meaning ascribed to such term in the Stock Option Grant Agreement.

                              (iii) “Stock Option Grant Agreement” means the letter agreement dated August 28, 2006 between the Consultant and Parent with respect to the grant by Parent of a non-qualified stock option to the Consultant.

                              (iv) “Shares” means the shares of Common Stock and/or Option Shares with respect to which the Put Right or the Call Right, as applicable, is being exercised.

                              (v) “Fair Market Value” of a Share means, as of the date in question (the “Valuation Date”), the average of the officially quoted closing selling prices of the stock (or if no selling prices are quoted, the bid price) on the principal securities exchange or market on which the Share is then listed for trading (including, for this purpose, the New York Stock Exchange) (the “Market”) for the 30 trading days immediately prior to the date in question; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes. If the Shares are not then listed or quoted in the Market, the Fair Market Value shall, subject to the following paragraph, be the fair value of the Share determined in good faith by the Board using any reasonable method (the “Board Determination”).

If the Consultant disagrees with the Board Determination, the Consultant may, within ten (10) days after delivery of the Board Determination, deliver a notice (an “Objection Notice”) to Parent setting forth the Consultant’s objection to the Board Determination (including, in reasonable detail, the basis for such objection). Following Parent’s receipt of the Objection Notice, both the Consultant and Parent agree to work in good faith to reach agreement as to fair value. If the Consultant and Parent cannot agree on the fair value within ten (10) days, fair value shall be determined by a nationally recognized independent appraiser mutually acceptable to the Consultant and Parent. If the Consultant and Parent fail to so agree on an independent appraiser, then (a) the Consultant and Parent shall each promptly designate an independent appraiser, the two of which shall agree within five (5) days on an independent appraiser to make the determination or (b) if either the Consultant or Parent fails to designate an independent appraiser under the preceding clause (a), then the independent appraiser designated by the other shall make the determination. In any event, the independent appraiser shall deliver its determination within sixty (60) days from the Valuation Date. The cost of the independent appraiser’s review shall be borne equally by the Consultant and Parent; provided, however, that if the fair value determined by the independent appraiser does not exceed the Board Determination by at least ten percent

(10%), then the cost of such independent appraiser’s review shall be solely borne by the Consultant. Notwithstanding the foregoing, if the Board Determination of the aggregate amount to be paid with respect to Shares to be repurchased pursuant to the Put Right or the Call Right, as applicable, pursuant to this Section 15 is less than $500,000, then the Board Determination shall be deemed fair value.

          16. Inventions and Patents. Consultant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable)(“Work Product”) which relate to any of the Company and its subsidiaries’ actual or anticipated business, research and development or existing or future products or services that are conceived, developed or made by Consultant while engaged by the Company or any of its subsidiaries belong to the Company or its subsidiary, as applicable. Consultant will promptly disclose such Work Product to the Company or its subsidiary and perform all actions requested by the Company or its subsidiary (whether during or after engagement) to establish and confirm such ownership, including, without limitation, execution of any assignments, consents, powers of attorney or other instruments, as requested by the Company or its subsidiary.

          17. Miscellaneous.

                    (a) All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above ((i) in the case of the Company, with a copy to Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, Attn: Michael Movsovich, Esq. and (ii) in the case of the Consultant, with a copy to Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, NY 13202, Attn: George J. Getman, Esq., or at such other address or addresses (for it or its counsel) as either party shall designate to the other in writing from time to time.

                    (b) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. “Including” shall mean “including without limitation”.

                    (c) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                    (d) This Agreement constitutes the entire agreement between the parties and supersedes and preempts all prior agreements, understandings or representations by and among the parties, whether written or oral, relating in any way to the subject matter of this Agreement, but excluding any breaches thereof by either party prior to the date hereof. This Agreement shall supersede and supplant any existing agreement between the Company or any of its Affiliates, including Company, and the Consultant, which existing agreement shall be deemed to be of no further force or effect upon the execution and delivery hereof.

                    (e) The provisions of this Agreement may be amended, modified or waived only by a written instrument executed by both the Company and the Consultant, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

                    (f) This Agreement and its exhibits shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                    (g) This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of the Consultant are personal and shall not be assigned or delegated by the Consultant.

                    (h) No delays or omission by the Company or the Consultant in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Consultant on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                    (i) The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                    (j) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                    (k) Section 2(b) and Sections 5 through 9, inclusive and Sections 11 through 17, inclusive, shall survive the termination or expiration of the Term and continue in full and effect in accordance with their terms, notwithstanding the termination of Consultant’s retention.

                    (1) Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law or rule in any jurisdiction, such provision shall be in effective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. This Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

MOBILE SERVICES GROUP, INC.

By:

Name: Christopher A. Wilson
Title: Assistant Secretary

MSG WC HOLDINGS CORP.

By:

Name: Christopher A. Wilson
Title: Assistant Secretary

CONSULTANT:

James Martell

EXHIBIT A

          The Consultant’s representations, warranties covenants under Section 2(c) and Section 6 are subject to Consultant’s relationship and agreements with the following companies:

PBB Global Logistics Income Fund

Global Logistics Acquisition Corporation

Urban Express

Priority Air Express

Cirrus Design

Segmentz, Inc.

Deutsche Post Global Mail, Ltd.

Ozburn-Hessey Logistics LLC

OHH Acquisition Corporation

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